Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

SECOND QUARTER 2025 EARNINGS (UNAUDITED)

Berwick, Pennsylvania – July 30, 2025 - First Keystone Corporation (OTC: FKYS), parent company of First Keystone Community Bank, reported an increase in interest income by $2,555,000 or 7.4%, as compared to the six months ended June 30, 2024. The increase was predominantly due to growth in commercial real estate loans. Total interest expense decreased by $244,000 or 1.3% overall. Decreased levels of short-term and long-term borrowings resulted in a decrease of $1,052,000 in interest expense which was offset by an increase of $808,000 in interest expense related to deposits. The increased deposit interest for the six months ended June 30, 2025 is mainly due to an increase of $798,000 in expense related to brokered CDs for which balances have increased $39,036,000 at June 30, 2025 versus June 30, 2024. The net effect of derivative agreements increased net interest income by $346,000 for the six months ended June 30, 2025 and $774,000 for the six months ended June 30, 2024. The provision for credit losses decreased by $260,000 as compared to the six months ended June 30, 2024 mainly due to decreased loan balances and a reduction to qualitative loss factors related to delinquency trends.

Non-interest income increased by $592,000 or 20.0% for the six months ended June 30, 2025 as compared to the same period in 2024. Net securities gains/losses improved by $213,000 to a gain of $19,000 compared to net securities losses of $194,000 for the six months ended June 30, 2024 as a result of changes in the mark-to-market adjustment on held equity securities. Other non-interest income increased $323,000 mainly due to $255,000 in gains from life insurance proceeds realized during the first six months of 2025, a $37,000 increase in ATM and debit card fees, and a $22,000 increase in total retail investment income.

Non-interest expense decreased during the six months ended June 30, 2025 to $16,910,000. The decrease from the same period in 2024 was mainly the result of a full, non-cash, goodwill valuation impairment charge of $19,133,000 completed during the first quarter of 2024 from impairment testing performed as a result of the decrease in the Corporation’s stock price as a triggering event. This decrease was offset by $307,000 in other non-interest expense related to a fraud write off associated with a customer account in the first quarter of 2025, a $226,000 increase in salaries and employee benefits due to an increase in salaries to offer more competitive wages in our various markets in an effort to increase employee retention and support the Corporation’s growth, a combined $221,000 increase in furniture, equipment and computers expense related to the replacement of the bank’s ATM fleet, and a $207,000 increase in FDIC insurance.

Income tax expense increased $588,000 during the six months ended June 30, 2025, as compared to the same period in 2024 due to higher overall operating income.

Net income for the six months ended June 30, 2025 was $3,967,000. Net income per share was $0.64 while dividends totaled $0.56 per share for the six months ended June 30, 2025. Net income increased by $20,964,000 as compared to the same period in 2024. The increase was primarily due to the Corporation recognizing goodwill impairment of $19,133,000 in the first quarter of 2024.

Total Assets increased to $1,437,389,000 at June 30, 2025, an increase of $19,161,000 or 1.4% as compared to June 30, 2024. Securities and restricted stocks decreased $37,479,000 and net loans grew $37,276,000 as compared to June 30, 2024. Deposits increased by $73,069,000 or 7.4% at June 30, 2025 as compared to June 30, 2024. Retail CDs increased by $82,610,000 and other retail deposits decreased by $51,587,000, as the Corporation has experienced a shift from transactional deposits to term deposits. Brokered CDs increased by $39,036,000. Stockholders’ equity increased $6,453,000 or 6.4% mainly due to an improvement of $5,247,000 in accumulated other comprehensive loss.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Jack W. Jones at 570-752-3671.